    As filed with the Securities and Exchange Commission on February 28, 2003
                                          Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM S-3
                                   ----------
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------
                        PAREXEL INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)
                                   ----------
                 MASSACHUSETTS                        04-2776269
       (State or other jurisdiction of             (I.R.S. Employer
        incorporation or organization)             Identification No.)

                                 195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 487-9900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------
                             JOSEF H. VON RICKENBACH
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        PAREXEL INTERNATIONAL CORPORATION
                                 195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 487-9900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   ----------
                                 WITH COPIES TO:
             MARK T. BEAUDOUIN, ESQ.
SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CLERK       DAVID E. REDLICK, ESQ.
        PAREXEL INTERNATIONAL CORPORATION                HALE AND DORR LLP
                 195 WEST STREET                          60 STATE STREET
          WALTHAM, MASSACHUSETTS 02451              BOSTON, MASSACHUSETTS 02109
                 (781) 487-9900                            (617) 526-6000

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | | __________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | | __________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |
                                   ----------
                         CALCULATION OF REGISTRATION FEE

                                              Amount       Proposed Maximum   Proposed Maximum      Amount of
                                               to be        Offering Price       Aggregate         Registration
     Title of Shares to be Registered       Registered       Per Share(1)    Offering Price(1)         Fee
     --------------------------------       ----------       ------------    -----------------         ---
 Common Stock, $.01 par value per share..     238,095          $14.62            $3,480,949            $282

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on February 24, 2003.

      THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 28, 2003

PROSPECTUS

                        PAREXEL INTERNATIONAL CORPORATION

                         238,095 SHARES OF COMMON STOCK
                                   ----------
      This prospectus relates to the resale from time to time of up to 238,095 shares of common stock previously issued by PAREXEL International Corporation to former stockholders of FWPS Group Limited in connection with our acquisition of that company.

      We will not receive any proceeds from sales of the shares of common stock offered by this prospectus.

      The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

      Our common stock is traded on the Nasdaq National Market under the symbol "PRXL." On February 25, 2003, the closing sale price of our common stock on Nasdaq was $14.44 per share. You are urged to obtain current market quotations for our common stock.
                                   ----------
          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                                   ----------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                                   ----------
             THE DATE OF THIS PROSPECTUS IS _____________ __, 2003.

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
         PROSPECTUS SUMMARY...........................................    3
         THE OFFERING.................................................    3
         RISK FACTORS.................................................    4
         SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION...........   11
         USE OF PROCEEDS..............................................   11
         SELLING STOCKHOLDERS.........................................   12
         DESCRIPTION OF CAPITAL STOCK.................................   13
         PLAN OF DISTRIBUTION.........................................   15
         LEGAL MATTERS................................................   16
         EXPERTS......................................................   16
         WHERE YOU CAN FIND MORE INFORMATION..........................   16
         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............   17

      We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

      Unless the context otherwise requires references in this prospectus to "PAREXEL," "we," "us," and "our" refer to PAREXEL International Corporation and its subsidiaries.

                               PROSPECTUS SUMMARY

      This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                        PAREXEL INTERNATIONAL CORPORATION

      We are a leading biopharmaceutical services company, providing a broad range of contract research, medical marketing, consulting and technology products and services to the worldwide pharmaceutical, biotechnology and medical device industries. Our primary objective is to provide products and services that enable our customers to reduce the time, risk and cost associated with the development and commercialization of new therapies. Over the past twenty years, we have developed significant expertise in processes and technologies supporting this strategy. Our product and service offerings include:

      -     clinical trials management,

      -     data management,

      -     biostatistical analysis,

      -     medical marketing,

      -     clinical pharmacology,

      -     regulatory and medical consulting,

      -     performance improvement,

      -     industry training and publishing,

      -     web-based portal solutions,

      -     interactive voice response systems,

      -     electronic data capture solutions,

      -     medical diagnostics services, and

      -     other drug development consulting services.

We believe that our integrated services, depth of therapeutic area expertise, and sophisticated information technology, along with our experience in global drug development and product launch services, represent key competitive strengths.

      On January 31, 2003, we acquired FWPS Group Limited, a provider of software for clinical trial management systems, based in Birmingham, United Kingdom. We acquired the outstanding capital stock of FWPS Group Limited for a combination of cash and shares of our common stock. All of the shares of common stock covered by this prospectus were issued to stockholders of FWPS Group Limited in connection with the acquisition.

                               COMPANY INFORMATION

      We were incorporated in the Commonwealth of Massachusetts in 1983. Our principal executive offices are located at 195 West Street, Waltham, Massachusetts 02451 and our telephone number is (781) 487-9900.

                                  THE OFFERING

Common Stock offered by selling stockholders....    238,095 shares
                                                    We will not receive any proceeds from the sale of
Use of proceeds.................................    shares in this offering
Nasdaq National Market symbol...................    PRXL

                                  RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Prospectus before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

              RISKS RELATING TO OUR BUSINESS, STRATEGY AND INDUSTRY

THE LOSS, MODIFICATION, OR DELAY OF LARGE OR MULTIPLE CONTRACTS MAY NEGATIVELY IMPACT OUR FINANCIAL PERFORMANCE.

      Our clients generally can terminate their contracts with us upon thirty to sixty days' notice or can delay execution of services. The loss or delay of a large contract or the loss or delay of multiple contracts could have a material adverse effect on our financial performance. We have in the past experienced contract cancellations, which have had a material adverse effect on our financial results.

      Clients terminate or delay their contracts for a variety of reasons, including:

      -     merger or potential merger related activities;

      -     failure of products being tested to satisfy safety requirements;

      -     failure of products being tested to prove effective;

      -     products having unexpected or undesired clinical results;

      - client decisions to forego a particular study, perhaps for economic reasons;

      -     insufficient patient enrollment in a study;

      -     insufficient investigator recruitment;

      -     production problems which cause shortages of the product;

      -     product withdrawal following market launch; and

      -     manufacturing facility shut down.

      In addition, we believe that companies regulated by the Food and Drug Administration, or FDA, may proceed with fewer clinical trials or conduct them without the assistance of biopharmaceutical services companies if they are trying to reduce costs as a result of budgetary limits or changing priorities. These factors also may cause such companies to cancel contracts with biopharmaceutical services companies.

WE FACE INTENSE COMPETITION IN MANY AREAS OF OUR BUSINESS; IF WE DO NOT COMPETE EFFECTIVELY, OUR BUSINESS WILL BE HARMED.

      The biopharmaceutical services industry is highly competitive, and we face numerous competitors in many areas of our business. If we fail to compete effectively, we may lose clients, which would cause our business to suffer.

      We primarily compete against in-house departments of pharmaceutical companies, other full service contract research organizations, or CROs, small specialty CROs, and to a lesser extent, universities, teaching hospitals, and other site organizations. In addition, our PAREXEL Consulting Group and Medical Marketing Services businesses also compete with a large and fragmented group of specialty service providers, including advertising/promotional companies, major consulting firms with pharmaceutical industry groups and smaller companies with pharmaceutical industry focus. Perceptive Informatics, Inc., a majority owned subsidiary of ours, competes primarily with CROs, information technology companies and other software companies. Some of these competitors, including the in-house departments of pharmaceutical companies, have greater capital, technical and other resources than we do. In addition, those of our competitors that are smaller specialized companies may compete effectively against us because of their concentrated size and focus.

THE FIXED PRICED NATURE OF OUR CONTRACTS COULD HURT OUR OPERATING RESULTS.

      The majority of our contracts are at fixed prices. As a result, we bear the risk of cost overruns. If we fail to adequately price our contracts or if we experience significant cost overruns, these events could have a material adverse effect on our business, financial condition and results of operations. In the past, we have had to commit unanticipated resources to complete projects, resulting in lower gross margins on those projects. We might experience similar situations in the future, which situations could have a material adverse effect on our business, financial condition and results of operations.

IF GOVERNMENTAL REGULATION OF THE DRUG, MEDICAL DEVICE AND BIOTECHNOLOGY PRODUCT DEVELOPMENT PROCESS IS STREAMLINED, THE NEED FOR OUR SERVICES COULD DECREASE.

      Governmental regulation of the drug, medical device and biotechnology product development process is complicated, extensive and demanding. A large part of our business involves assisting pharmaceutical and biotechnology companies through the regulatory approval process. Changes in regulations, such as to streamline procedures or to relax approval standards, could eliminate or reduce the need for our services, which could have a material adverse effect on our business, financial condition and results of operations.

      In the United States, the FDA and the Congress have attempted to streamline the regulatory process by providing for industry user fees that fund additional reviewer hires and better management of the regulatory review process. In Europe, governmental authorities have approved common standards for clinical testing of new drugs throughout the European Union by adopting standards for good clinical practice, or GCP, and by making the process more uniform and streamlined. In the past several years, Japan also has adopted GCP. The United States, Europe and Japan have also collaborated in the 11-year-long International Conference on Harmonization, or ICH, the purpose of which is to eliminate duplicative or conflicting regulations in the three regions. The ICH partners have agreed upon a common format for marketing applications that eliminates the need to tailor the format to each region. Such efforts and similar efforts in the future that streamline the regulatory process may reduce the demand for our services.

IF WE FAIL TO COMPLY WITH EXISTING REGULATIONS, OUR REPUTATION AND OPERATING RESULTS WOULD BE HARMED.

      If we fail to comply with applicable governmental regulations, it could result in the termination of our ongoing research or sales or marketing projects, or the disqualification of data for submission to regulatory authorities. This would harm our reputation, our prospects for future work and our operating results. In addition, if we fail to comply with a governmental regulation, we may have to repeat research or redo trials. We may be contractually required to take such action at no further cost to the customer, but at substantial cost to us.

WE MAY LOSE BUSINESS OPPORTUNITIES AS A RESULT OF HEALTH CARE REFORM AND THE EXPANSION OF MANAGED CARE ORGANIZATIONS.

      Numerous governments, including the U.S. government and governments outside the U.S., have undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. If these efforts are successful, pharmaceutical, medical device and biotechnology companies may react by spending less on research and development. If this were to occur, we would have fewer business opportunities, which would have a material adverse effect on our business, financial condition and results of operations.

      In the past, the U.S. Congress has entertained several comprehensive health care reform proposals. The proposals were generally intended to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While the U.S. Congress did not adopt any comprehensive reform proposals, members of Congress may raise similar proposals in the future. We are unable to predict the likelihood that health care reform proposals will be enacted into law.

      In addition to health care reform proposals, the expansion of managed care organizations in the healthcare market may result in reduced spending on research and development. Managed care organizations' efforts to cut costs by limiting expenditures on pharmaceuticals and medical devices could result in pharmaceutical, biotechnology and medical device companies spending less on research and development. If this were to occur, we would have fewer business opportunities, which could have a material adverse effect on our business, financial condition and results of operations.

NEW AND PROPOSED LAWS AND REGULATIONS REGARDING CONFIDENTIALITY OF PATIENT INFORMATION COULD RESULT IN INCREASED RISKS OF LIABILITY OR INCREASED COSTS TO US, OR COULD LIMIT OUR SERVICE OFFERINGS.

      The confidentiality and release of patient-specific information are subject to government regulation. Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, the U.S. Department of Health and Human Services has issued regulations mandating heightened privacy and confidentiality protections. The federal government and state governments have proposed or adopted additional legislation governing the possession, use and dissemination of medical record information and other personal health information. Proposals being considered by state governments may contain privacy and security provisions that are more burdensome than the federal regulations. In order to comply with these regulations, we may need to implement new security measures, which may require us to make substantial expenditures or cause us to limit the products and services we offer. In addition, if we violate applicable laws, regulations or duties relating to the use, privacy or security of health information, we could be subject to civil or criminal liability.

IF WE DO NOT KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES, OUR PRODUCTS AND SERVICES MAY BECOME LESS COMPETITIVE OR OBSOLETE, ESPECIALLY IN OUR PERCEPTIVE INFORMATICS BUSINESS.

      The biotechnology, pharmaceutical and medical device industries generally and clinical research specifically are subject to increasingly rapid technological changes. Our competitors or others might develop technologies, products or services that are more effective or commercially attractive than our current or future technologies, products or services, or render our technologies, products or services less competitive or obsolete. If competitors introduce superior technologies, products or services and we cannot make enhancements to our technologies, products and services necessary for us to remain competitive, our competitive position will be harmed. This could have a material adverse effect on our business, financial condition and results of operations.

BECAUSE WE DEPEND ON A SMALL NUMBER OF INDUSTRIES AND CLIENTS FOR ALL OF OUR BUSINESS, THE LOSS OF BUSINESS FROM A SIGNIFICANT CLIENT COULD HARM OUR BUSINESS, REVENUE AND FINANCIAL CONDITION.

      The loss of, or a material reduction in the business of, a significant client could have a material adverse effect on our business, financial condition and results of operations. In fiscal year 2002, our five largest clients accounted for 34% of our consolidated service revenue, and one client accounted for 11% of consolidated service revenue. In the six months ended December 31, 2002, our five largest clients accounted for 33% of our consolidated service revenue, and one client accounted for 11% of consolidated service revenue. We expect that a small number of customers will continue to represent a significant part of our revenue. Our contracts with these customers generally can be terminated on short notice. We have in the past experienced contract cancellations with significant clients, which had a material adverse effect on our results of operations.

IF WE ARE UNABLE TO SUBMIT ELECTRONIC RECORDS TO THE FDA ACCORDING TO FDA REGULATIONS, OUR BUSINESS WILL BE HARMED.

      The FDA has set forth in 21 CFR Part 11 "Electronic Records; Electronic Signatures; Final Rule", or Part 11, its requirements for acceptance of electronic records and/or electronic signatures in place of the paper equivalents. Pharmaceutical and biotechnology companies are increasing their utilization of electronic records and electronic signatures and are requiring their service providers and partners to do likewise. Becoming compliant with
Part 11 involves considerable complexity and cost. Our ability to provide services to customers in full compliance with applicable regulations includes a requirement that, over time, all of our affected systems become compliant with the requirements of Part 11. If we were unable to submit electronic records to the FDA, our ability to provide services to customers who meet FDA requirements could be adversely affected.

IF OUR PERCEPTIVE INFORMATICS BUSINESS IS UNABLE TO MAINTAIN CONTINUOUS, EFFECTIVE, RELIABLE AND SECURE OPERATION OF ITS COMPUTER HARDWARE, SOFTWARE AND INTERNET APPLICATIONS AND RELATED TOOLS AND FUNCTIONS, ITS BUSINESS WILL BE HARMED.

      Our Perceptive Informatics business involves collecting, managing, manipulating and analyzing large amounts of data, and communicating data via the Internet. Perceptive depends on the continuous, effective, reliable and secure operation of its computer hardware, software, networks, telecommunication networks, Internet servers and related infrastructure. If Perceptive's hardware or software malfunctions or access to Perceptive's data by internal research personnel or customers through the Internet is interrupted, its business could suffer. In addition, any sustained disruption in Internet access provided by third parties could adversely impact Perceptive's business.

      Although Perceptive's computer and communications hardware is protected through physical and software safeguards, it is still vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, and similar events. In addition, Perceptive's software products are complex and sophisticated, and could contain data, design or software errors that could be difficult to detect and correct. If Perceptive fails to maintain and further develop the necessary computer capacity and data to support its customers' needs, it could result in loss of or delay in revenue and market acceptance.

IF WE ARE UNABLE TO ATTRACT SUITABLE WILLING VOLUNTEERS FOR THE CLINICAL TRIALS OF OUR CLIENTS, OUR CLINICAL RESEARCH SERVICES BUSINESS MAY SUFFER.

      One of the factors on which our Clinical Research Services business competes is the ability to recruit patients for the clinical studies we are managing. These clinical trials rely upon the ready accessibility and willing participation of volunteer subjects. These subjects generally include volunteers from the communities in which the studies are conducted. Although to date these communities have provided a substantial pool of potential subjects for research studies, there may not be enough patients available with the traits necessary to conduct the studies. For example, if we conduct a study for a treatment of a particular type of cancer, our ability to conduct the study may be limited by the number of patients that we can recruit that have that form of cancer. If multiple organizations are conducting similar studies and competing for patients, it could also make our recruitment efforts more difficult. If we are unable to attract suitable and willing volunteers on a consistent basis, it would have an adverse effect on the trials being managed by our Clinical Research Services business, which could have a material adverse effect on our Clinical Research Services business.

IF OUR HIGHLY QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL LEFT, OUR BUSINESS WOULD BE HARMED.

      We rely on the expertise of a number of key executives, including Josef H. von Rickenbach, our Chairman and Chief Executive Officer. If any of our key executives left, it could be difficult and expensive to find qualified replacements with the level of specialized knowledge of our products and services and the biopharmaceutical services industry. We do not have employment agreements with all of our senior officers and if any of these key executives were to leave us, our business would be harmed. In addition, in order to compete effectively, we must attract and maintain qualified sales, professional, scientific and technical operating personnel. Competition for these skilled personnel, particularly those with a medical degree, a Ph.D. or equivalent degrees, is intense. We may not be successful in attracting or retaining key personnel.

WE MAY HAVE SUBSTANTIAL EXPOSURE TO PAYMENT OF PERSONAL INJURY CLAIMS AND MAY NOT HAVE ADEQUATE INSURANCE TO COVER SUCH CLAIMS.

      Our Clinical Research Services business primarily involves the testing of experimental drugs or other regulated FDA products on consenting human volunteers pursuant to a study protocol. These services involve a risk of liability for personal injury or death to patients who participate in the study or who use a product approved by regulatory authorities after the clinical research has concluded, due to, among other reasons, possible unforeseen adverse side effects or improper administration of the new product by physicians. In some cases, these patients are already seriously ill and are at risk of further illness or death. Although many of our Clinical Research Services contracts with clients include indemnity provisions and we have loss insurance, if we had to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or insurance coverage or exceeds our insurance, it could have a material adverse effect on our business, financial condition and results of operations. If a client failed to indemnify us in accordance with the terms of an indemnity agreement, it could have a material adverse effect on our business, financial condition and results of operations. We may not be able to continue to secure insurance on acceptable terms.

OUR BUSINESS IS SUBJECT TO INTERNATIONAL ECONOMIC, POLITICAL AND OTHER RISKS THAT COULD NEGATIVELY AFFECT OUR CONSOLIDATED RESULTS OF OPERATIONS OR FINANCIAL POSITION.

      We provide most of our services worldwide. Our service revenue from non-U.S. operations represented approximately 42.8% of total service revenue for the year ended June 30, 2002 and approximately 47% of our total service revenue for the six months ended December 31, 2002. We anticipate that service revenue from international operations may grow in the future. Accordingly, our business is subject to risks associated with doing business internationally, including:

      - changes in a specific country's or region's political or economic conditions, including Western Europe, in particular;

      - potential negative consequences from changes in tax laws affecting our ability to repatriate profits;

      -     difficulty in staffing and managing widespread operations;

      -     unfavorable labor regulations applicable to our European operations;

      -     changes in foreign currency exchange rates; and

      - longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions.

OUR REVENUE AND EARNINGS ARE EXPOSED TO EXCHANGE RATE FLUCTUATIONS.

      Approximately 42.8% of our service revenue for the year ended June 30, 2002 and 47% of our service revenue for the six months ended December 31, 2002 were from non-U.S. operations. Our financial statements are denominated in U.S. dollars; thus, factors associated with international operations, including changes in foreign currency exchange rates, could have a significant effect on our business, financial condition and results of operations. Exchange rate fluctuations between local currencies and the U.S. dollar create risk in several ways, including:

      - Foreign Currency Translation Risk. The revenue and expenses of our foreign operations are generally denominated in local currencies and then are translated into U.S. dollars for financial reporting purposes.

      - Foreign Currency Transaction Risk. Our service contracts may be denominated in a currency other than the functional currency in which we perform the service related to such contracts.

      Although we try to limit these risks through exchange rate fluctuation provisions stated in our service contracts, or by hedging transaction risk with foreign currency exchange contracts, we may still experience fluctuations in financial results from our operations outside the United States, and we may not be able to favorably reduce the currency transaction risk associated with our service contracts.

OUR DEVELOPMENT OF OUR PERCEPTIVE INFORMATICS BUSINESS MAY NEGATIVELY IMPACT OUR RESULTS IN THE SHORT TERM.

      We are currently making investments in our technology subsidiary, Perceptive Informatics, and may need to make additional investments in the future in order to achieve its objectives. The profitability of Perceptive Informatics will depend, in part, on customer acceptance and use of its products and services and its ability to compete against its competitors and their products and services. Perceptive Informatics may not be profitable in the future and any revenue resulting from it may not be sufficient to offset our investments in this division.

OUR BUSINESS HAS EXPERIENCED SUBSTANTIAL EXPANSION IN THE PAST AND SUCH EXPANSION AND ANY FUTURE EXPANSION COULD STRAIN OUR RESOURCES IF NOT PROPERLY MANAGED.

      We have expanded our business substantially in the past. Future rapid expansion could strain our operational, human and financial resources. In order to manage expansion, we must:

      - continue to improve our operating, administrative and information systems;

      - accurately predict our future personnel and resource needs to meet client contract commitments;

      -     track the progress of ongoing client projects; and

      - attract and retain qualified management, sales, professional, scientific and technical operating personnel.

      We may face additional risks in expanding our foreign operations. Specifically, we may find it difficult to:

      - assimilate differences in foreign business practices, exchange rates and regulatory requirements;

      -     operate amid political and economic instability;

      -     hire and retain qualified personnel; and

      -     overcome language, tariff and other barriers.

WE MAY MAKE ACQUISITIONS IN THE FUTURE, WHICH MAY LEAD TO DISRUPTIONS TO OUR ONGOING BUSINESS.

      We have made a number of acquisitions and will continue to review new acquisition opportunities. If we are unable to successfully integrate an acquired company, the acquisition could lead to disruptions to our business. The success of an acquisition will depend upon, among other things, our ability to:

      - assimilate the operations and services or products of the acquired company;

      -     integrate acquired personnel;

      -     retain and motivate key employees;

      -     retain customers; and

      - minimize the diversion of management's attention from other business concerns.

      Acquisitions of foreign companies may also involve additional risks, including assimilating differences in foreign business practices and overcoming language and cultural barriers.

      In the event that the operations of an acquired business do not meet our performance expectations, we may have to restructure the acquired business or write-off the value of some or all of the assets of the acquired business, which could have a material adverse effect on our financial results.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE HAS BEEN AND MAY IN THE FUTURE BE VOLATILE, WHICH COULD LEAD TO LOSSES BY INVESTORS.

      The market price of our common stock has fluctuated widely in the past and may continue to do so in the future. Investors in our common stock must be willing to bear the risk of such fluctuations in stock price and the risk that the value of an investment in our stock could decline.

      Our stock price can be affected by quarter-to-quarter variations in:

      -     operating results;

      -     earnings estimates by analysts;

      -     market conditions in the industry;

      -     prospects of health care reform;

      -     changes in government regulations; and

      -     general economic conditions.

      In addition, the stock market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may adversely affect the market price of our common stock. Since our common stock has traded in the past at a relatively high price-earnings multiple, due in part to analysts' expectations of earnings growth, the price of the stock could quickly and substantially decline as a result of even a relatively small shortfall in earnings from, or a change in, analysts' expectations.

OUR CORPORATE GOVERNANCE STRUCTURE AND MASSACHUSETTS LAW MAY DELAY OR PREVENT A CHANGE IN CONTROL OR MANAGEMENT THAT STOCKHOLDERS MAY CONSIDER DESIRABLE.

      Provisions of our articles of organization and by-laws and Massachusetts law may enable our management to resist our acquisition by a third party, or may discourage a third party from acquiring us. These provisions could have the effect of delaying, deferring, or preventing a change in control of us or a change in our management that stockholders may consider favorable or beneficial. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our stock. In addition, our board of directors may issue preferred stock in the future without stockholder approval. If our board of directors issues preferred stock, the holders of common stock would be subordinate to the rights of the holders of preferred stock. Our board of directors' ability to issue the preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus, such as statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares by the selling stockholders.

      The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the them for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

      We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of FWPS Group Limited in January 2003. The following table sets forth, to our knowledge, certain information about the selling stockholders as of February 25, 2003, based on 25,623,143 shares of our common stock outstanding.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                                                                 NUMBER OF    SHARES OF COMMON STOCK
                                                      SHARES OF COMMON STOCK     SHARES OF      TO BE BENEFICIALLY
                                                        BENEFICIALLY OWNED     COMMON STOCK    OWNED AFTER OFFERING
             NAME OF SELLING STOCKHOLDER               PRIOR TO OFFERING (1)   BEING OFFERED          (1)(2)
---------------------------------------------------------------------------------------------------------------------
                                                         NUMBER    PERCENTAGE                   NUMBER    PERCENTAGE
-------------------------------------------------     ---------    ----------  ----------      -------    -----------
Peter Robin Butler(3).............................       4,297         *            4,297         0          0%
David Edward Jackson..............................       5,156         *            5,156         0          0
Steven Justin Massey(3)...........................       4,297         *            4,297         0          0
RBDC Investments Limited..........................     171,993         *          171,993         0          0
John Taylor(3)....................................       8,725         *            8,725         0          0
John Taylor Discretionary Settlement..............       8,725         *            8,725         0          0
Paul Alan Tebbs(3)................................       8,725         *            8,725         0          0
Paul Alan Tebbs Discretionary Settlement..........       8,725         *            8,725         0          0
Robert James Whelan(3)............................       8,725         *            8,725         0          0
Robert James Whelan Discretionary Settlement......       8,725         *            8,725         0          0

----------
     *    Less than one percent.

     (1) Of the total shares of common stock listed as owned by the selling stockholders, a total of 35,714 shares are held in an escrow account to secure indemnification obligations of the former stockholders of FWPS Group Limited to us. We expect that these shares, less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims, will be released from escrow and distributed to the selling stockholders on January 31, 2004. The number of shares indicated as owned by each selling stockholders includes those shares that such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

     (2) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling stockholders.

     (3)  Employees or former employees of FWPS Group Limited.

      None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that the selling stockholders indicated have been employed by FWPS Group Limited. In connection with our acquisition of FWPS Group Limited, we assumed the employment contracts of Messrs. Butler, Massey, Taylor, Tebbs and Whelan with FWPS Group Limited, and these individuals are now our employees.

                          DESCRIPTION OF CAPITAL STOCK

      The following description of our common stock and preferred stock summarizes the material terms and provisions of these types of securities. For the complete terms of our common stock and preferred stock, please refer to our articles of organization and by-laws, which have been filed with the Securities and Exchange Commission. The terms of these securities may also be affected by Massachusetts law.

      Under our articles of organization, our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

COMMON STOCK

      As of February 25, 2003, 25,623,143 shares of our common stock were outstanding and there were approximately 91 stockholders of record.

      Holders of our common stock have one vote for each share on all matters that we submit to a vote of stockholders. Holders of our common stock do not have cumulative voting rights, which means that holders of a majority of the shares of common stock may elect all of the directors standing for election. Holders of our common stock are entitled to receive dividends, if any are declared by our board of directors, after we satisfy any preferential dividend rights of any outstanding preferred stock. If we liquidate, dissolve or wind up, holders of our common stock are entitled to receive our net assets, after all of our debts and other liabilities are paid and after holders of preferred stock receive all the payments that they are entitled to. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and nonassessable. If we issue preferred stock in the future, the rights, preferences and privileges of holders of our common stock may be negatively affected by the rights of the holders of shares of preferred stock.

PREFERRED STOCK

      Our board of directors can, without stockholder approval, issue up to 5,000,000 shares of preferred stock, including all of the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price and liquidation preferences of those preferred shares. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control of our company. We do not have any shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

MASSACHUSETTS LAW AND OUR BY-LAWS AND ARTICLES OF ORGANIZATION

      MASSACHUSETTS LAW

      We are subject to Chapter 110F of the Massachusetts General Laws. This law is an anti-takeover law. In general, this statute prohibits a publicly-held Massachusetts corporation from engaging in a business combination with an interested stockholder for a period of three years after the date the person became an interested stockholder, unless:

      - our board of directors approves the business combination prior to the time the interested stockholder becomes an interested stockholder;

      - the interested stockholder acquires 90% of our outstanding voting stock at the time it becomes an interested stockholder; or

      - the business combination with the interested stockholder is approved by both our board of directors and the holders of two-thirds of our outstanding voting stock, excluding shares held by the interested stockholder.

      An interested stockholder is a person who owns, or at any time within the prior three years did own, 5% or more of our outstanding voting stock. A business combination includes a merger, a stock or asset sale, and other transactions resulting in a financial benefit to the interested stockholder. We may at any time elect not to be governed by Chapter 110F if a majority of our stockholders vote to remove us from the law's coverage, but that amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the adoption of the amendment.

      The Massachusetts Business Corporation Law generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless those corporations elect not to be covered by the statute. We have elected not to be covered by the statute and have adopted separate classified board provisions in our articles of organization.

      BY-LAWS

      Our by-laws include a provision that makes Massachusetts General Laws Chapter 110D, Regulation of Control Share Acquisitions, inapplicable to us. This statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of that corporation may not vote the stock unless the other stockholders of that corporation vote to allow the shares to be voted. Our board of directors could amend our by-laws at any time to subject us to this statute.

      Our by-laws require that stockholders meet notice provisions to nominate someone to serve on our board of directors. To be timely, a notice by a stockholder must be given between 60 and 90 days prior to a scheduled meeting. If we give less than 70 days' notice of the date of the meeting to the stockholders, a stockholder will have ten days to give the notice. The stockholder's notice of nomination must include information about the stockholder, the nominee and any beneficial owner involved in the nomination. We may require any proposed nominee to provide additional information that is reasonably required to determine the proposed nominee's eligibility.

      Our by-laws provide that stockholders seeking to bring business before a meeting of stockholders must provide us with timely notice in writing. To be timely, a stockholder's notice must be delivered to our principal offices between 60 and 90 days prior to the scheduled meeting. If we give less than 70 days' notice of the date of the meeting to the stockholders, a stockholder will have ten days to give the notice. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal and any other stockholder known to be supporting the proposal. The by-laws require us to call a special stockholders' meeting if stockholders holding at least 33-1/3% of our common stock request one.

      ARTICLES OF ORGANIZATION

      Our articles of organization eliminate the personal liability of our directors as permitted by the Massachusetts Business Corporation Law. In addition, under our articles of organization, we are required to indemnify our current and former officers and directors against all liabilities and costs of defending an action or suit if they are involved in the suit because of their positions with us. However, we cannot indemnify any person if a court finds that the person did not act in good faith.

      Our articles of organization also provide that, if approved by a majority of our board of directors, the holders of a majority of each class of our stock can vote to sell, lease or exchange all or substantially all of our property and assets or to merge or consolidate our company. If a majority of our board of directors does not approve the transaction, the holders of at least two-thirds of each class of stock must approve the transaction.

TRANSFER AGENT AND REGISTRAR

      Our transfer agent and registrar for our common stock is Fleet National Bank.

                              PLAN OF DISTRIBUTION

      The selling stockholders may offer and sell the shares covered by this prospectus from time to time. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

      - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

      - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

      -     in privately negotiated transactions; and

      -     in options transactions.

      In addition, the selling stockholders may sell any shares that qualify for sale under Rule 144 rather than pursuant to this prospectus.

      In connection with distributions of the shares covered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and deliver the shares offered by this prospectus to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.

      In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in customary or specifically negotiated amounts.

      In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be treated as "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

      Our common stock is listed on the Nasdaq National Market.

      In order to comply with the securities laws of some states, the selling stockholders may be required to sell their shares in such jurisdictions only through registered or licensed brokers or dealers. In addition, some states may restrict the selling stockholders from selling their shares unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus, as it may be supplemented or amended from time to time, available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

      At the time a particular offer of shares is made, if required, we will distribute a prospectus supplement that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In addition, to the extent required, we may amend or supplement this prospectus from time to time to describe a particular plan of distribution.

      We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

      We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or January 31, 2004, whichever occurs first.

                                  LEGAL MATTERS

      The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                     EXPERTS

        The consolidated balance sheet as of June 30, 2002, and the consolidated statements of income, stockholders' equity and cash flows for the year ended June 30, 2002 appearing in PAREXEL International Corporation's Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      Our consolidated balance sheets as of June 30, 2001 and 2000, and the consolidated statements of income, stockholders' equity and cash flows for each of years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants. The reports of PricewaterhouseCoopers LLP are incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

      This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

            1.    Our Annual Report on Form 10-K for the year ended June 30,
                  2002;

            2. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

            3. Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002;

            4. All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

            5. The description of our common stock contained in our Registration Statement on Form 8-A dated November 21, 1995, including any amendments or reports we file to update this description.

      You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

                           PAREXEL International Corporation
                           195 West Street
                           Waltham, Massachusetts 02451
                           Attention:  Mark T. Beaudouin, Esq.
                           Telephone:  (781) 487-9900

      You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

             Filing Fee - Securities and Exchange Commission ....    $   282
             Legal fees and expenses.............................    $20,000
             Accounting fees and expenses........................    $10,000
             Miscellaneous expenses..............................    $ 5,000
                                                                     -------
                       Total Expenses............................    $35,282
                                                                     =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 13(b)(1 1/2) of Chapter 156B of the Massachusetts General Laws allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or loan to an insider or obtained an improper personal benefit. We have included such a provision in our Articles of Organization.

      Section 67 of Chapter 156B of the Massachusetts General Laws ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by: (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

      Article 6 of our articles of organization provides that we will indemnify each person who is or was a director or officer of our company, and each person who is or was serving or has agreed to serve at our request as a director or officer of, or in a similar capacity with, another organization against all liabilities, costs and expenses reasonably incurred by any of these persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which the person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of our company.

      We have purchased directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

                  ITEM 16.  EXHIBITS

   EXHIBIT
   NUMBER                              DESCRIPTION
   -------                             -----------
      4.1   Amended and Restated Articles of Organization of the Company, as
            amended (filed as Exhibit 3.1 to the Company's Quarterly Report on
            Form 10-Q for the quarter ended December 31, 1996 and incorporated herein by this reference).

      4.2 Amended and Restated By-laws of the Company (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended June 30,
            2001 and incorporated herein by this reference).

      4.3   Specimen Certificate representing the Common Stock of the Company
            (filed as Exhibit 4.1 to the Company's Registration Statement on
            Form S-1 (File No. 33-97406) and incorporated herein by this reference).

      5.1   Opinion of Hale and Dorr LLP.

     23.1   Consent of Ernst & Young LLP.

     23.2   Consent of PricewaterhouseCoopers LLP.

     23.3 Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

     24.1   Power of Attorney (See page II-4 of this Registration Statement).

ITEM 17. UNDERTAKINGS.

      Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

      (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on February 27, 2003.

                                   PAREXEL International Corporation


                                   By:  /s/ Josef H. von Rickenbach
                                          ------------------------------------
                                          Josef H. von Rickenbach,
                                          Chairman and Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

      We, the undersigned officers and directors of PAREXEL International Corporation, hereby severally constitute and appoint Josef H. von Rickenbach and James F. Winschel, Jr. and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable PAREXEL International Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                       Title                                 Date
               ---------                                       -----                                 ----
/s/ Josef H. von Rickenbach              Chairman and Chief Executive Officer                  February 27, 2003
-------------------------------------    (Principal Executive Officer)
Josef H. von Rickenbach


/s/ James F. Winschel                    Senior Vice President and Chief Financial             February 27, 2003
------------------------------------     Officer (Principal Financial and Accounting
James F. Winschel                        Officer)


/s/ A. Dana Callow, Jr.                  Director                                              February 27, 2003
------------------------------------
A. Dana Callow, Jr.


/s/ A. Joseph Eagle                      Director                                              February 27, 2003
------------------------------------
A. Joseph Eagle


/s/ Patrick J. Fortune                   Director                                              February 27, 2003
-------------------------------------
Patrick J. Fortune


/s/ Richard L. Love                      Director                                              February 27, 2003
-------------------------------------
Richard L. Love


/s/ Serge Okun                           Director                                              February 27, 2003
-------------------------------------
Serge Okun


/s/ William U. Parfet                    Director                                              February 27, 2003
-------------------------------------
William U. Parfet

                                  EXHIBIT INDEX

    EXHIBIT
    NUMBER                          DESCRIPTION
    ------                          -----------
      4.1   Amended and Restated Articles of Organization of the Company, as
            amended (filed as Exhibit 3.1 to the Company's Quarterly Report on
            Form 10-Q for the quarter ended December 31, 1996 and incorporated herein by this reference).

      4.2 Amended and Restated By-laws of the Company (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended June 30,
            2001 and incorporated herein by this reference).

      4.3   Specimen Certificate representing the Common Stock of the Company
            (filed as Exhibit 4.1 to the Company's Registration Statement on
            Form S-1 (File No. 33-97406) and incorporated herein by this reference).

      5.1   Opinion of Hale and Dorr LLP.

     23.1   Consent of Ernst & Young LLP.

     23.2   Consent of PricewaterhouseCoopers LLP.

     23.3 Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

     24.1   Power of Attorney (See page II-4 of this Registration Statement).